Exhibt 3

EnSYSCE BIOSCIENCES, INC.

Certificate of Amendment

to

Certificate of designation OF PREFERENCES,

RIGHTS AND LIMITATIONS

of

series C NON-VOTING CONVERTIBLE PREFerred stock

Ensysce Biosciences, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), DOES HEREBY CERTIFY:

FIRST: On June 28, 2026, the Board of Directors of the Corporation duly approved resolutions designating as “Series C Non-Voting Convertible Preferred Stock” (the “Series C Preferred”) an aggregate of 454,295 of the shares of preferred stock that the Company is authorized to issue pursuant to its Third Amended and Restated Certificate of Incorporation, as amended (as amended the “Certificate of Incorporation”), all as set forth in the Certificate of Designation of Preferences, Rights and Limitations of Series C Non-Voting Convertible Preferred Stock of Ensysce Biosciences, Inc. filed with the Secretary of State of the State of Delaware on August 5, 2026 with a Certificate of Correction filed on August 6, 2026 (the “Series C Certificate of Designation”).

SECOND: Pursuant to Sections 151, 228 and 242 of the DGCL, the Certificate of Incorporation and the Series C Certificate of Designation, on September 17, 2026, the Board of Directors of the Corporation adopted and approved the following resolution and on September 23, 2026, holders of a majority of the outstanding shares of the Series C Preferred consented to such resolution, with the effect of amending the Certificate of Designation as follows:

RESOLVED, that the Series C Certificate of Designation is amended by (a) deleting Section 6.5.3 in its entirety and replacing it with “[Reserved]” and (b) deleting references to Section 6.5.3 in Sections 6.2, 6.5.4 and Section 8.

*****

IN WITNESS WHEREOF, Ensysce Biosciences, Inc. has caused this Certificate of Amendment to Certificate of Designation of Preferences, Rights and Limitations of Series C Preferred Stock to be duly executed by the undersigned duly authorized officer as of this 24th day of September, 2026.

ENSYSCE BIOSCIENCES, INC.

By:	/s/ Dr. Lynn Kirkpatrick
Lynn Kirkpatrick
Chief Executive Officer

[Signature Page to Certificate of Amendment to Certificate of Designation]